UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2011

FREEPORT-McMoRan COPPER & GOLD INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue
Phoenix, AZ	85004-2189
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Elimination of Gross-Up Protections.

In December 2008, the Corporate Personnel Committee (the Committee) of the Board of Directors of Freeport-McMoRan Copper & Gold Inc. (the Company) adopted a policy pursuant to which the Company will no longer provide excise tax gross-up protections in change of control arrangements adopted, revised or extended after December 2, 2008.  The Committee provided, however, that such protections in place at the time for Richard C. Adkerson, its President and Chief Executive Officer, and Kathleen L. Quirk, its Executive Vice President, Chief Financial Officer and Treasurer, would continue through the term of their existing executive employment agreements (together, the Agreements).

In support of the Company’s policy to eliminate excise tax gross-up protections going forward, Mr. Adkerson and Ms. Quirk voluntarily waived their rights to those protections and, on April 27, 2011, executed amendments to the Agreements to eliminate the change of control gross-up protections.  As amended, the Agreements now provide that change of control benefits will be reduced to a level that does not trigger an excise tax if the net after-tax benefit of such reduction exceeds the net after-tax benefit if such reduction is not made.

This description of the amendments is qualified in its entirety by the terms of the Amendment to Amended and Restated Executive Employment Agreement for each of Mr. Adkerson and Ms. Quirk, which are attached as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: /s/ C. Donald Whitmire, Jr.
----------------------------------------
C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date:  April 28, 2011

Exhibit Index

Exhibit
Number

10.1	Amendment to Amended and Restated Executive Employment Agreement, by and between Freeport-McMoRan Copper & Gold Inc. and Richard C. Adkerson.
10.2	Amendment to Amended and Restated Executive Employment Agreement, by and between Freeport-McMoRan Copper & Gold Inc. and Kathleen L. Quirk.